Exhibit 99.1

Certain Information in Offering Memorandum

Recent Developments

Realized Losses on Investments

During the three month period ended March 31, 2007, we recorded losses on the sale of investments of approximately $3.7 million. During the period, we sold approximately $519.2 million of adjustable rate residential mortgages at a loss of approximately $2.0 million. In connection with the sale of the residential mortgages and the repayment of related financings, we terminated a portion of certain interest rate swap contracts and recorded a realized gain on derivative contracts of $3.5 million in earnings. Additionally, during the three month period ended March 31, 2007, our consolidated collateralized debt obligation, or CDO, entities that are collateralized by mortgage-backed securities sold approximately $60.6 million of investment securities and realized a net loss of approximately $1.6 million.

Related Party Transactions

During the three month period ended March 31, 2007 and the period from January 31, 2006 through March 31, 2006, we incurred $1.8 million and $0.3 million in base management fees and $0 and $0.1 million in incentive fees, respectively, payable to our external manager. During the same periods, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $1.8 million and $0.1 million, respectively. We recognized share-based compensation expense related to shares of restricted common stock granted to the officers of the company and key employees of our manager and Cohen & Company of $0.4 million and $0.2 million during the three month period ended March 31, 2007 and the period from January 31, 2006 through March 31, 2006, respectively. During the three month period ended March 31, 2007, we granted 535,960 shares of restricted common stock to employees of our manager and Cohen & Company under our 2006 Equity Incentive Plan.

During the three month period ended March 31, 2007 and the period from January 31, 2006 through March 31, 2006, the consolidated CDO entities that are included in our consolidated financial statements incurred collateral management fees that are payable to affiliates of Cohen & Company of $3.0 million and $0.1 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that affiliates of Cohen & Company provide for CDOs. The increase in related party management compensation is primarily attributable to the increase in investments financed through CDO transactions and the collateral manager fees incurred by these additional consolidated CDO entities. During the same periods, affiliates of Cohen & Company earned structuring and placement fees of $12.6 million and $6.6 million, respectively, relating to services provided to CDOs in which we invested. In addition, during the same periods, affiliates of Cohen & Company received $5.8 million and $4.1 million, respectively, from warehouse facilities and consolidated CDO entities as reimbursement for origination expenses paid to third parties.

The results for the first quarter 2007 described above are preliminary and unaudited.